Ana Wayman-Trujillo, Recorder
OFFICIAL RECORDS OF YAVAPAI COUNTY
TOWN OF CLARKDALE L
B-4703 P-978
10/29/2009 04:47P
8.50 4352836

B-4703 P-978
Page: 1 of 14
L 4352836

FEE $7.50
$8
$5
$1
$8.50

When Recorded, MAIL TO:
Town of Clarkdale
Kathy Bainbridge, Town Clerk
PO Box 308
Clarkdale, AZ 86324

Lease Agreement
Clarkdale Minerals, LLC and Town of Clarkdale

LEASE AGREEMENT

This Lease Agreement (hereinafter "Lease") is made and entered into as of the 24th day of September, 2009, by and between the Town of Clarkdale, a municipal corporation of the State of Arizona (hereinafter "Town"), and Clarkdale Minerals, LLC, a Nevada limited liability Company, (hereinafter collectively referred to as "Owner"). The "Effective Date" of this Lease shall be August 25, 2009.

Recitals

A. Owner owns certain unimproved real property, located in Clarkdale, Yavapai County, Arizona, comprised of approximately 60 acres, as described on the plat attached hereto as Exhibit A (hereinafter "Property").

B. The Town operates a Wastewater Treatment Plant and requires a site for disposal of treated sewage effluent from said plant.

C. The Town currently discharges its effluent on property leased to the Town, located near the Verde River in Clarkdale, Arizona. The Town has embarked on a plan to upgrade the existing Wastewater Treatment Plant, to produce Class B effluent. The Town has obtained funding in the form of a Community Development Block Grant for this purpose.

D. The property on which the Town is now discharging its effluent will soon be no longer available to it and the Town is desirous of obtaining a site on which to discharge its Class B effluent. The Town is agreeable to providing reclaimed water to Owner on the terms set forth herein.

E. Owner plans to engage in a business on its remaining property, some of which is located adjacent to the property. Such business includes the reclamation of the slag pile on the Owner's property adjacent to the subject Property. Owner will construct a processing plant in order to reclaim the slag pile. Owner is desirous of obtaining reclaimed water from the Town to be used in its reclamation process and possibly at Owner's other currently owned locations. Owner is agreeable to permit the Town to discharge its Class B effluent on the Property, upon certain terms and conditions as set forth herein.

THEREFORE, in consideration of the covenants and agreement of the parties set forth herein, it is mutually agreed as follows:

Agreement

1. Grant. Owner hereby leases the Property to the Town and grants to the Town the right to discharge on the Property, Treated sewage effluent, and the right to enter therein for all purposes incident to this Lease.

2. Term. The term of this Lease shall be for (5) five years, beginning on the Effective Date of this Lease, unless sooner terminated as hereinafter provided.

3. Consideration to Owner. In consideration of the Lease of the Property to the Town from Owner, the Town agrees to provide to Owner treated effluent on the terms and conditions set forth herein. However, if for any reason Owner does not institute its business as set forth herein, or in the event the Owner does not need or use the effluent provided herein, such non-use will not affect the continuing validity of the lease of the Property to the Town.

4. Provision of effluent to the Owner.

4.1 The Town agrees to provide Class B affluent from the Town's wastewater treatment plant to the Owner on the following terms and conditions:

4.1.1 The parties recognize that the Town is in the process of designing upgrades to the Town's existing wastewater treatment plant, in order to bring the Town's effluent to Class B standards, as set by Arizona Department of Environmental Quality. The Town agrees that it will provide to Owner not less than 40,000 gallons per day, and up to 46,000 gallons per day of Class B effluent, at such time as it is able to provide the Class B effluent to Owner.

4.1.2 Effluent produced by the Town's wastewater treatment plant in excess of that used by Owner as set forth in Paragraph 4.1.1 above, may be disposed of by Town on the Property up to a total maximum of 250,000 gallons per day.

4.1.3 In the event that Owner does not build the plant for its reclamation purposes, the Town shall nonetheless have the continuing right, but not the obligation, to dispose of the Town's Class B effluent on the Property during the term of this Lease.

4.1.4 The Property is not required to be fenced, provided that the entire property of Owner, legally described as attached on Exhibit A and made a part hereof by reference, has restricted access, in compliance with ADEQ requirements. Otherwise, the Town shall fence the Property boundary lines.

4.1.5 The Town shall construct the effluent distribution lines from the Town's existing wastewater treatment plant to the Property, at Town's expense. The Town will also construct, install and maintain an 85,00 gallon storage tank, pump station and irrigation system at the Property.

4.1.6 The effluent to be furnished to the Owner will be made available to the Owner at the main storage tank to be installed by the Town.

4.1.7 All effluent delivered to Owner will be measured by the Town. The Town shall not be responsible for the control, use, handling or distribution of the effluent after delivery to Owner at the point of delivery. Owner will hold the Town harmless against any and all claims, demands and causes of action of any nature, resulting from the Owner's control, use, handling or distribution of the effluent delivered to the point of delivery.

4.1.8 Following installation of the 10 inch effluent line to the point of delivery, Town and Owner shall jointly conduct a test to determine whether Owner can be provided with the required minimum 40,000 gallons per day of effluent, at 70 p.s.i. In the event that the Town cannot deliver said 40,000 gallons per day, the Town may deliver such amount of effluent, as can reasonable be provided to the Property, and Owner shall accept said amount for disposal on the Property.

4.1.9 The Town shall be responsible for applying for and obtaining the required Aquifer Protection Permit from the Arizona Department of Environmental Quality, and shall be further responsible for all subsequent requirements necessary to keep said permit in good standing.

4.1.10 Owner shall obtain the required Industrial Effluent Reuse Permit from Arizona Department of Environmental Quality at Owner's cost, as necessary to allow the effluent use in Owner's mining and reclamation process.

4.1.11 Owner agrees that the Town may dispose of any excess effluent not used by Owner in its reclamation process on the Property.

4.1.12 The Town shall exercise reasonable care and diligence to furnish effluent in the amount of 46,000 gallons per day. Owner shall have first rights to the Town's effluent, up to the 46,000 gallon per day amount described herein. The effluent provided by the Town to the Property, shall be used solely on the Property, and not sold or transferred to any other party, without the prior written consent of the Town, in recognition of the fact that the Town has provided to the Owner a reduced charge for the effluent for use on the Property, as set forth below.

4.1.13 If the Town determines that additional affluent may be available to the Town, which can then be made available to Owner, in excess of the amounts described herein, the Town will so notify the Owner and Owner shall have first right thereto, provided that Owner requests such additional affluent prior to any other commitment of the effluent by the Town. If the Owner requests the delivery of any quantity of additional effluent, over and above the amounts provided for herein, the Town will make such effluent available to Owner, upon the conditions set forth herein.

5. Use of Effluent by Owner and Charges for Effluent. While this Lease is in effect, the Owner shall have the right to use Class B effluent, or when available, Class A reclaimed water, available from the Town, in an amount up to 46,000 gallons a day, contingent upon the following payments:

5.1 Owner shall pay to the Town the following for the Town's effluent and for Class A reclaimed water delivered to the point of delivery:

5.1.1. For Class B effluent, the charge shall be fifty percent (50%) of the potable water rate, as charged by the water utility company serving the Town of Clarkdale, as in effect at the Effective Date of this Lease.

5.1.2. In the event that Class A effluent becomes available to the Town, and Owner desires to obtain such Class A effluent, the charge shall be seventy five percent (75%) of the

potable water rate as charged by the water utility company then serving the Town of Clarkdale, as in effect at the Effective Date of this Lease.

5.2. At such time the Town is no longer using the Property for effluent disposal, and for a period of twenty five (25) years measured from the Effective Date of this Lease, the Owner shall have a continuing right to purchase Class B effluent, if available; or when available, Class A reclaimed water, from the Town, in an amount up to 46,000 gallons per day. In the event Owner declines to purchase effluent, the Town may sell, use or dispose of such effluent not purchased. It is the intent of the parties that Owner have priority to purchase effluent as stated herein. During this extended period, Owner shall pay to the Town the following amount for the Town's Class B effluent and for Class A reclaimed water delivered to the point of delivery:

5.2.1. For Class B effluent, the charge shall be the market rate for Class B effluent in the Yavapai County area, State of Arizona, which shall be stated as a percentage of the portable water rate for commercial users, not residential users, as may be set from time to time.

5.2.2. In the event that Class A reclaimed water becomes available to the Town, and Owner desires to obtain such Class A reclaimed water, the charge shall then be the market rate for Class A reclaimed water, as determined in the Yavapai County area, State of Arizona, which shall be stated as a percentage of the potable water rate for commercial users, not residential users, as may be set from time to time.

5.3. In order to facilitate delivery of effluent and reclaimed water to the point of delivery, Owner may, at its discretion, elect to advance to the Town a portion of the cost of construction of the facilities needed to treat and deliver the effluent to the point of delivery. In that event, the amount of funds advanced by Owner to the Town shall be credited against the cost of effluent provided by the Town to Owner or any other fees or charges which may from time to time be assessed by the Town against the property or Owner, at the rates above so specified, until such advance of Owner is fully set off.

6. <u>Covenants of the Town.</u>

6.1 The Town shall furnish, construct and maintain, at its own expense, any and all pipes, pipelines and other improvements required by the Town to exercise the rights granted hereunder.

6.2 The Town shall improve and maintain the Property in good condition such that the effluent will not escape the confines of the Property, and so as to comply with all applicable State Federal laws, rules and regulations.

6.3 The Town shall control and regulate the rate and volume of effluent discharge on the Property, so as to not cause any damage to the Property.

6.4 The Town will take all necessary precautions and remedial actions necessary or proper to prevent and/or eliminate any condition on the Property which might be or become a public or private nuisance.

6.5 The Town will comply will all Federal, State, County and local laws, rules, regulations and ordinances respecting air, water or other pollution, respecting the Town's use of Property.

6.6 The Town shall hold Owner harmless from any and all cost, expense, loss or damage arising from the Town's use of the Property.

6.7 The Town shall restrict public access to the Property, provided that Owner will have unrestricted access, conditioned upon Owner acting in compliance with all governmental procedures and conditions.

6.8 The Town shall obtain and maintain at all time during the term of this Lease, all licenses and permits required by the Arizona Department of Environmental Quality (ADEQ), the Environmental Protection Agency, and any and all other government agencies, as may be required to conduct or operate the effluent disposal on the Property. The Town shall pay the fee or charge imposed for the issuance of such licenses and/or permits. The Town shall renew any required licenses and or permits required as required. The Town shall, at its sole expense, comply with all requirements and perform all necessary actions required under any rules, codes statutes or ordinances necessary for the issuance and continuance of said licenses and/or permits.

6.9 The Town's compliance with the requirements of Arizona Department of Environmental Quality will include, but shall not be limited to, the following:

6.9.1. Planting and maintaining required vegetation.

6.9.2. Preparation of the water balance for submittal to ADEQ as part of the Aquifer Protection Permit application process.

6.9.3. Determination by inquiry from the Town to ADEQ as to whether the particular crop requested by Owner to be planted on the Property is allowed by ADEQ, and what the water balance will show for that particular crop.

6.10 Upon expiration or sooner termination of this Lease, the Town, at its sole cost and expense, shall hire an outside consultant, satisfactory to the Owner, to perform a complete environmental audit of the Property, an executed copy of which shall be delivered to the Owner. If the environmental audit discloses the existence of any environmental problem caused by the Town's use of the Property, the Town shall prepare and submit to the Owner a comprehensive plan, subject to Owner's approval, specifying the actions to be taken by the Town, to return the Property to the condition existing before the disposal of effluent on the Property. Upon Owner's approval of that comprehensive plan, the Town shall, at the Town's sole expense, immediately implement the plan and proceed in accordance with all applicable laws as required by the plan.

6.11 Upon termination of this Lease, the Town, at its sole cost and expense, shall secure from the Arizona Department of Environmental Quality, written assurances setting forth that no environmental detriment has been caused to the Property, by reason of the Town's effluent disposal.

6.12 Upon termination of this Lease, the Town, at its sole cost and expense, shall remove all improvements placed on the Property, unless Owner elects in writing to retain said improvements.

7. Rights and Responsibilities of the Owner.

7.1 If after notice to Town as provided herein, the Town shall fail to promptly keep or perform any of its obligations under this Lease, the Owner may, but need not, take such action, make such payment or expenditure, at the Town's expense, as Owner deems reasonably necessary to cure the failure of the Town. The amounts paid or expended by the Owner shall be payable by the Town to the Owner within thirty (30) days of demand.

7.2 At the termination of this Lease, the Owner, by written notice to the Town, may elect to retain improvements placed upon the Property by the Town, including plantings and irrigation system. In the event the Owner elects to retain the irrigation system, the Owner shall have the right to tap into the Town's effluent disposal line, to receive Town effluent. At the point, the Owner shall be charged the normal and customary rates for such effluent used by the Owner.

8. Rights of the Town.

8.1 The Town shall have the right, within a reasonable time, not to exceed 120 days, following the expiration or termination of this Lease, to remove any and all pipes and pipelines, and other improvements constructed, installed or placed by the Town upon the Property.

8.2 The Town shall have free access to the Property for testing, and thereafter at all times for operation and maintenance. Due to the use of the Property for effluent disposal, the Owner will have free access to the Property, subject to compliance with all governmental procedures and conditions.

8.3 The Town shall have the right to place improvements consisting of landscaping elements, including plants and irrigation equipment, on the Property. The Town shall have the right to install a water tank and pumps on the property, if necessary.

8.4 The Town shall have the right to fence the Property.

9. Cooperation of Town with Owner. The parties recognize that during the Town's use of the Property, the Property will be unusable for any other use by the Owner. Accordingly, the Town agrees to verify its use of the Property, and that no other use is allowed by the terms of this Lease to Owner, while this Lease is in effect, and will make such verification to the Yavapai County Assessor or any other taxing authority. However, it will be the Owner's responsibility to apply for a review and revaluation of the Property, for tax assessment purposes.

10. Easements. Owner shall grant to Town such revocable easements as are necessary to deliver effluent to the property, and to the point of delivery, as described herein. Said easements will be in effect only during the term of this Lease.

11. Survey. A survey shall be made in order to establish the described of the Property, and the easements necessary to deliver effluent to the Property and to the point of delivery. The cost of the survey shall be borne by the Town. The Town shall arrange for the survey, and provide a copy of the results of survey to Owner.

12. Assignment. This Lease shall not be assigned by either party without the prior written consent of the non-assigned party, which consent shall not be unreasonably withheld.

13. Termination.

13.1 This Lease shall terminate (the "Expiration Date") on August 25, 2014. Provided however, the Expiration Date shall be deemed to occur sooner in the event that the Town gives notice to Owner of completion of construction of an alternative effluent disposal site, or method of disposal for its Class B or Class A effluent, as the case may be. In the event of such notice, the Effective Date shall be the date of the notice. The Town shall be liable for any loss, damage, cost or expense incurred by the Owner after such termination, owing to the condition of the Property at the time of such termination, arising from the Town's use.

13.2 In the event of any default by either party to this Lease, the non-defaulting party shall give to the defaulting party written notice specifying the default. If the defaulting party does not, within thirty (30) days after such notice has been given, cure the default or begin action to completion, then the non-defaulting party may terminate this Lease by delivering to the defaulting party written notice of such termination, subject to the Town's right to remove its property and equipment from the Property.

14. Notices. All notices under this Lease shall be deemed to have been given upon deposit thereof, in the United States mail, registered or certified mail, postage pre-paid, addressed to the following, or to such other address as either party shall have designated by written notice to the other:

If to the Town:

Town of Clarkdale
P.O. Box 308
Clarkdale, Arizona 86324

If to the Owner:
Clarkdale Minerals, LLC
P.O. Box 910
Clarkdale, Arizona 86324

15. Binding Effect of Lease. This Lease shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

16. Entire Agreement. This Lease constitutes the entire agreement and understanding between the parties, and supersedes all prior agreements and understanding related to this matter. Any amendments to this Lease must be written and must be executed by both parties hereto.

17. Attorney's Fees. In any civil action to enforce the terms of this Lease, the prevailing party shall be entitled to an award of reasonable attorney's fees, pursuant to A.R.S. 12-341.01.

18. Time Is of the Essence. Time is of the essence in the performance of each covenant of this Lease.

19. Venue. The laws of the State of Arizona shall govern the construction, performance and enforcement of this Lease. Venue for any action arising out of the provision of this Lease shall be Yavapai County, Arizona.

20. Severability. Should any part, term or provision of this Lease be declared invalid, void or unenforceable, all remaining parts, terms and provisions hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby.

21. Authority. The Town agrees that it shall provide to Owner a certified copy of Resolution of Town, authorizing the Town to enter into this Lease, as its proof of authority to do so. Owner agrees that it shall provide to the Town a Resolution of its corporate Board of Directors authorizing the Owner to enter into this Lease, as proof of its authority to do so, signed by an officer of the Owner's corporation, having the authority to bind Owner.

IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the day, month, and year first hereinabove written.

TOWN OF CLARKDALE

SEAL

By: ______________________
Doug Von Gausig
Its: Mayor

CLARKDALE MINERALS, LLC

By: ______________________
Ian McNeil
Its: Manager

STATE OF ARIZONA)
) ss.
COUNTY OF YAVAPAI)

The foregoing instrument was acknowledged before me this 28 day of October, 2009, by Doug Von Gausig, on behalf of the Town of Clarkdale.

Margaret Hardie
Notary Public

OFFICIAL SEAL
MARGARET HARDIE
NOTARY PUBLIC - State of Arizona
YAVAPAIA COUNTY
My Comm. Expires Jan. 2, 2010

My commission Expires:

January 2, 2010

STATE OF ARIZONA)
) ss.
COUNTY OF YAVAPAI)

The foregoing instrument was acknowledged before me this 24th day of Sept, 2009, by Ian McNeil, on behalf of Clarkdale Minerals, LLC.

Cheryl A Sheehan
Notary Public

CHERYL ANN SHEEHAN
Notary Public - Arizona
YAVAPAI COUNTY
Commission #264161
My Commission Expires
JUNE 20, 2010

My commission Expires:

June 20, 2010

Lease Agreement
Clarkdale Minerals, LLC and Town of Clarkdale

EXHIBIT A

Stantec Consulting Inc.
201 North Bonita Avenue Suite 101
Tucson AZ 85745-2999
Tel: (520) 750-7474 Fax: (520) 750-7470

stantec.com

Stantec

Description of proposed
RESTRICTED ACCESS LANDSCAPE IRRIGATION SITE

DESCRIPTION of a parcel of land located in Sections 18,19 and 20, Township 16 North, Range 3 East, Gila & Salt River Meridian, Yavapai County, Arizona. Said parcel being more fully described as follows:

COMMENCING AT the corner of sections 18 and 20,a found brass cap stamped "Dr. Morgan", from which a 3-inch iron pipe at the North quarter corner of section 20 lies North 87°46'48" East a distance of 2654.19 feet.

Thence along the North line of section 20, North 87°46'48" East, a distance of 299.85 feet to a point being a 10 foot perpendicular to the East line of the Bent River Machine Co.s property as described in Book 3003, Page 95, in the office of the County Recorder, Yavapai County, Arizona

Thence leaving said North line of Section 20 and paralleling 10.00 feet from said Bent River Machine Co.s Easterly property line, South 62°13'10" East, a distance of 878.13 feet;

Thence South 43°57'19" West, a distance of 376.05 feet;

Thence South 64°35'33" West, a distance of 428.45 feet;

Thence South 76°41'22" West, a distance of 367.75 feet;

Thence South 58°43'04" West, a distance of 209.98 feet;

Thence North 65°59'02" West, a distance of 943.02 feet;

Thence North 35°29'03" West, a distance of 350.93 feet;

Thence North 33°28'28" East, a distance of 493.22 feet;

Thence North 19°41'24" East, a distance of 622.41 feet;

Thence North 37°29'43" East, a distance of 460.58 feet;

RECORDERS MEMO: LEGIBILITY
QUESTIONABLE FOR GOOD REPRODUCTION

EXHIBIT
A

Stantec

21 October 2004
Reference: CLARKDALE IRRIGATION SITE.
Page 2 of 2

Thence North 55°20'07" East, a distance of 406.96 feet;

Thence North 35°02'17" East, a distance of 158.46 feet to a point on the East line of section 18, as found between the before mentioned corner of sections18 & 20 and the East quarter corner of section 18;

Thence along said East line, South 00°35'29" West, a distance of 1347.79 feet to the **POINT OF BEGINNING**

Said parcel containing an approximate area of 2,348,588 sq.ft. 53.92 acres of land, more or less.

REGISTERED LAND SURVEYOR
CERTIFICATE NO.
36786
NATHAN L.
GARDNER
Date Signed
ARIZONA, U. S. A.

Prepared by Nathan L. Gardner, RLS
Prepared on 20 October 2004
Prepared for and on behalf of Stantec Consulting Inc.
Project Number: 181310655

W:\active\181310655\survey\correspondence\DESCRIPTION OF PROPOSED IRRIGATION SITE.doc

RECORDERS MEMO: LEGIBILITY
QUESTIONABLE FOR GOOD REPRODUCTION

RECORDERS MEMO: LEGIBILITY
QUESTIONABLE FOR GOOD REPRODUCTION


18
17
POINT OF BEGINING
BENT RIVER MACHINE COMPANY.
IRRIGATION SITE
19
20

THIS SKETCH IS FOR EXHIBIT PURPOSES ONLY AND DOES NOT CONSTITUTE A PROPERTY BOUNDARY SURVEY.

October, 2004
181310655

Stantec Consulting
201 North Bonita Ave
Tucson AZ U.S.A.
85745-2999
Tel. 520.750.7474
Fax. 520.750.7470
www.stantec.com

Client/Project
TOWN OF CLARKDALE
RESTICTED ACCESS
IRRIGATION SITE

Figure No.
1.0

Title
Exhibit